EXHIBIT 23.1

                 CONSENT OF INDEPENDENT AUDITORS

     We consent to the incorporation by reference in the Registration Statements on Forms S-8 pertaining to the BCB Financial Services Corporation 1988 Stock Option Plan, the BCB Financial Services Corporation 1989 Stock Option Plan, the BCB Financial Services Corporation 1994 Stock Option Plan and the BCB Financial Services Corporation 1996 Stock Option Plan and
Form S-3 pertaining the to BCB Financial Services Corporation Shareholder Automatic Dividend Reinvestment and Stock Purchase Plan, of our report dated January 30, 1998 relating to the consolidated financial statements of BCB Financial Services Corporation and subsidiary included in its Annual Report
(Form 10- KSB) for the year ended December 31, 1997.


                              BEARD & COMPANY, INC.



Reading, Pennsylvania
March 3, 1998